INSIDER TRADING POLICY
(NOVEMBER 2021)
I.Purpose
The Company has established this Insider Trading Policy (this “Policy”) to assure compliance with applicable securities laws and regulations that prohibit “insider trading” in the Company’s securities. This Policy restricts “insiders” from trading in the Company’s securities during times when Material Non-Public Information (as such term is defined in Appendix A) about the Company exists that has not been widely disseminated to the investing public in a broad, non-exclusionary manner. Furthermore, insiders are also restricted from disclosing or providing Material Non-Public Information to others who may trade on the basis of that information.
This Policy is intended to provide guidance and assistance to the Company’s Directors, officers, employees and other individuals in complying with applicable prohibitions on insider trading and related activities. This Policy also provides additional information regarding pre-clearance and black-out periods as well as certain reporting requirements. This Policy supplements and does not replace applicable securities laws and regulations in respect of insider trading.
II.Application
This Policy applies to all transactions involving the Company’s securities, including common shares and other securities that the Company may issue, such as preferred shares, bonds, notes, debentures, convertible instruments and warrants, as well as Derivative Securities relating to the Company’s securities. This Policy also applies to securities in companies with which the Company does or may do business, or in which the Company holds a substantial equity interest.
This Policy applies to the Company’s Directors, officers, employees and Consultants and to the Immediate Family Members of such persons. In this Policy, reference to “you” or “your,” includes such persons and their Immediate Family Members.
“Blackout Period” means (i) the period beginning on the first calendar day following the end of each fiscal quarter or fiscal year end and continuing until the second full trading day following the release of the Company’s financial results for such fiscal quarter or fiscal year end, which is referred to as a “regular Blackout Period” (ii) such other periods as the company may implement from time to time for special circumstances, which is referred to as a “special Blackout Period”.

“Company” means SSR Mining Inc. and its subsidiaries, affiliates and joint ventures, wherever located.

“Consultants” means any consultants or contractors or others doing business with the Company, including their respective directors, officers and employees, who receive or have access to Material Non-Public Information regarding the Company.

“Director” means a member of the Board of Directors of the Company.

“Derivative Securities” means put or call options or other derivative securities, the value and characteristics of which, depend, in part or whole, on the value and characteristics of the

Company’s securities. Derivative Securities do not include short sales, which are specifically prohibited by this Policy.

“Immediate Family Members” means the spouse, children, including step-children, and other relatives residing in the same home, or financially dependent upon (including those resulting from adoptive relationships), or whose transactions in the Company’s securities are directed or influenced by the person to whom this Policy is applicable.

“Material Non-Public Information” is defined in Appendix A.

“Restricted Persons” means Directors, officers, employees, Consultants and their respective, Immediate Family Members.

“Senior Employees” means officers and such other employees as designated from time to time by the Chief Legal and Administrative Officer.

III.Administration
The Company’s Compliance Officer is responsible for the administration of this Policy. The Compliance Officer will be a member of the internal Legal Department designated as such by the Chief Legal & Administrative Officer from time to time (such designee to be referred to herein as the “Compliance Officer”). If no individual has been so designated as the Compliance Officer, the Chief Legal & Administrative Officer will be the Compliance Officer. You may direct questions about this Policy, including its application to any proposed transaction to the Compliance Officer.
IV.Trading and Tipping Prohibitions
Restricted Persons possessing Material Non-Public Information relating to the Company may not buy or sell the Company’s securities, including Derivative Securities or engage in any other action to take advantage of that information. Additionally, Restricted Persons possessing Material Non-Public Information relating to another public company with a business relationship with the Company (including partners, contractor, suppliers, customers and competitors) may not buy or sell such other company’s securities or engage in any other action to take advantage of that information. If a trade in securities becomes the subject of scrutiny, it will be viewed after the fact with the benefit of hindsight. Before engaging in any trade, you should carefully consider how the trade may be viewed with the benefit of hindsight.
Restricted Persons are also prohibited from disclosing Material Non-Public Information about the Company or other public companies to third parties (referred to as “tipping”) except in limited situations where disclosure is necessary in the ordinary course of business and only to the extent permitted by securities laws and after consultation with the Compliance Officer. Tipping arises when a person discloses Material Non-Public Information about the Company or another public company to third parties or recommends or encourages trading in the securities of the Company or another public company while in possession of Material Non-Public Information about such company. Tipping is illegal, even if the disclosing person does not personally make a trade or benefit from disclosing the information. Tipping can occur through verbal conversations, emails, social media posts, texting or various other modes of communication and can occur if you allow others to access confidential information in your possession.
V.Regular and Special Blackout Periods
The Company has and may from time-to-time designate Blackout Periods, which may apply generally throughout the organization or only to specific individuals. The Company has established the regular Blackout Period which applies to Directors and Senior Employees. The Compliance Officer will keep a list of employees who are subject to the regular Blackout Period and will inform impacted individuals of such designation on a quarterly basis, but all Directors and Employees should assume that they are subject to the regular Blackout Period. If you are a Director, Senior Employee or otherwise notified that you are subject to the regular Blackout Period, you are prohibited from purchasing or selling or otherwise trading the Company’s securities, including Derivative Securities, during the Blackout Period.
Blackout Periods may also be prescribed from time to time for special circumstances. If the Company determine that a special Blackout Period is required, the Company will notify the individuals that are subject to such special Blackout Period. No trades in the Company’s securities, including Derivative Securities, shall be carried out until the termination of the special Blackout Period, which will be the date determined by the Company and communicated to the individuals that are subject to such special Blackout Period.
VI.Pre-Clearance Procedures
To avoid the appearance of impropriety, Directors, Senior Employees and other designated individuals, may not, at any time, whether there is a regular or special Blackout Period in effect or not, buy, sell or engage in any other transaction in the Company’s securities, including Derivative Securities, without first obtaining e-mail pre-clearance from the Compliance Officer (or, in his or her absence, the Chief Legal & Administrative Officer or Chief Financial Officer) to confirm that no regular or special Blackout Period is in effect and/or such persons are otherwise cleared to transact. Any approval granted for any proposed trade will be valid for seven (7) calendar days unless a shorter period is specified in such e-mail pre-clearance or unless such approval is revoked prior to that time. No trade may be carried out after the expiry of the relevant approval period unless such approval is renewed. If approval is not granted, the Directors, Senior Employees and other designated individual may not be informed of the reason for such decision and if made aware of the reason for an event-specific prohibition on trading, should not disclose the reason for the prohibition to any third party. Additionally, such persons should not disclose to any third party that a request for pre-clearance was not approved.
The notice of intention to carry out a trade must be provided in writing (email notice is acceptable) at least two business days prior to the proposed trade date. Approval of any trade will also be provided in writing (email is acceptable).
Vesting of the Company’s securities in accordance with the share compensation plans (including stock options, performance share units, restricted share units and deferred share units) and purchases of the Company’s securities in accordance with the terms and subject to the restrictions in the Employee Share Purchase Plan do not require approval under this Policy and are exempt from this pre-clearance requirement. However, the pre-clearance requirement does apply to the exercise of stock options or the sale of any such securities.
VII.Prohibited Transactions
To avoid the perception of impropriety, Restricted Persons must not speculate in the Company’s securities, including Derivative Securities at any time. For the purposes of this Policy, “speculate” means the purchase or sale of the Company’s securities or Derivative Securities with the intention of reselling or buying back such securities in a relatively short period of time, with the expectation of a rise or fall in the market price. Additionally, certain types of transactions are by their nature regarded as speculative. Therefore, Restricted Persons must not at any time:
•Sell the Company’s securities that are not owned or fully paid for (otherwise known as a “short sale”);
•Buy or sell a call or a put option on the Company’s securities or enter into any equity monetization transaction that would have an equivalent effect;
•Hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan;
•Purchase the Company’s securities for the purpose of short-term speculation; or

•Enter into any other financial instrument designed to hedge or offset a decrease in the market value of the Company’s securities, including without limitation, pre-paid variable forward contracts, equity swaps, collars or units of exchange funds.
Directors and officers of the Company (“Section 16 Officers”) subject to the Section 16 of the Securities Exchange Act of 1934 (“Section 16”) are subject to additional mandatory restrictions and pre-approval procedures, including the short-swing profit rules of Section 16. Such individuals should consult with the Compliance Officer.
VIII.Insider Reporting Requirements
All Directors and executive officers of the Company are considered “reporting insiders” under applicable securities laws and are required to file insider reports with Canadian securities administrators. All Directors and Section 16 Officers are obligated to comply with reporting obligations and limitations set forth in Section 16. While the Legal Department makes efforts to maintain a list of all individuals who are considered by the Company to be reporting insiders and/or subject to Section 16 reporting obligations and limitations, you are ultimately responsible for confirming and ensuring that you are included on such list.
The Legal Department is available to assist reporting insiders in completing and filing the required insider trading reports, as well as Directors and Section 16 Officers in filing reports under Section 16. Any such individuals who file their own reports are asked to promptly provide a copy of such reports to the Compliance Officer in order that the Company’s records may be updated. Reporting insiders and those required to file Section 16 reports are reminded that they remain personally responsible for complying with all applicable laws and regulations, including the timely disclosure of their trading activities, and that any assistance offered and/or provided by the Legal Department in no way reduces the obligations imposed on them by applicable laws and regulations.
IX.Personal Responsibility for Compliance with this Policy
Compliance with this Policy, including having the Compliance Officer preclear a proposed transaction, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. All individuals subject to this Policy should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each such individual and that preclearance of trades by the Compliance Officer does not reduce the obligations imposed on such individuals by applicable laws. Any action on the part of the Company, the Chief Legal and Administrative Officer or the Compliance Officer or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
X.Enforcement; Potential Criminal and Civil Liability and/or Disciplinary Action
Violations of this Policy or applicable legal and regulatory requirements may result in disciplinary action up to and including termination. In addition, engaging in transactions in the Company’s securities or Derivative Securities while in possession of Material Non-Public Information, as well as tipping Material Non-Public Information to others, may subject you to civil and criminal liability under applicable law. The criminal and civil consequences of prohibited insider trading, tipping or a failure to file an insider report where required on a timely basis can be severe and may include sanctions, substantial jail terms, and penalties of several times the amount of profits gained, or losses avoided.
Violations or suspected violations of this Policy should be reported in accordance with the procedures under the Whistleblower Policy.

XI.Certification
Upon commencement of your employment or association with the Company, you must sign an acknowledgement confirming that you have read and understand this Policy and agree to comply with it. Requests to make similar acknowledgements may be made on an annual basis.
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Appendix A
Definition of Material Non-Public Information

Material Non-Public Information is information that is both Material and Non-Public.

Material Information is any information, event or circumstance (including a change in previous information or facts) relating to the business and affairs of the Company that, if disclosed, would have a reasonable likelihood to have a significant effect on the market price of the Company’s securities, be considered, by a reasonable investor, important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities or significantly altering the total mix of information available. The determination of whether information is “material” is subjective and requires judgement.

Examples of potentially material items include:

•Financial results, including unexpected changes (increases or decreases);
•Projections of future earnings, losses, or capital budgets;
•News of pending or proposed mergers, acquisitions, divestitures or joint ventures;
•Increase, decreases or reclassifications of mineral reserves and/or mineral resources;
•Exploration results or changes in mining plans;
•Impending bankruptcy or financial liquidity problems;
•Changes in dividend or distribution policy;
•Material modifications to rights of securityholders;
•Share repurchases;
•Work stoppages or other events affecting production, construction or exploration;
•Significant market or contractual arrangements that may affect costs or expenses;
•Splits, reverse splits or other changes in the Company’s capital structure;
•Proposed or new equity or debt financings;
•Changes in the Company’s capital investment plans or corporate objectives;
•Litigation exposure due to actual or threatened litigation;
•Regulatory or legislative changes affecting the Company;
•Changes in prior public statements;
•Changes in independent auditors;
•Changes in senior management; and
•Events or actions of others that affect the Company’s business or outlook.

Non-Public Information is considered to be “non-public” until it has been widely disseminated by the Company by news release and/or filing with a securities regulatory authority in all necessary jurisdictions and adequate time has passed for investors to digest the information. Selective or limited disclosure of non-public information to a few members of the public does not make it publicly disclosed. Material Information about the Company should be considered non-public unless there is certainty that it has been publicly disseminated in a manner designed to reach investors generally.
If you are not sure whether information is Material or Non-Public, you should consult with the Compliance Officer for guidance before engaging in any transaction or disclosing such information.
Both positive and negative information may be “material.”

The list set forth above is provided for informational purposes only and is not intended to be exhaustive.